UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): March 7, 2007
GENERAL NUTRITION CENTERS, INC.
(Exact name of registrant as specified in its charter)

Delaware	333-114502	72-1575168
(State of incorporation)	(Commission File Number)	(IRS Employer
Identification No.)
300 Sixth Avenue, Pittsburgh, Pennsylvania 15222
(Address of principal executive offices) (Zip Code)
(412) 288-4600
(Registrant’s telephone number, including area code)
N/A
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
     On March 7, 2007, General Nutrition Centers, Inc., a Delaware corporation (the “Company”), and each of its domestic direct and indirect subsidiaries (the “Guarantors”), entered into a Purchase Agreement (the “Purchase Agreement”) with J.P. Morgan Securities Inc., as Representatives of the several initial purchasers listed therein (together, the “Initial Purchasers”), pursuant to which the Company agreed to issue and sell to the Initial Purchasers (1) $300.0 million in aggregate principal amount of senior floating rate toggle notes due 2014 (the “Senior Notes”) and (2) $110.0 million in aggregate principal amount of 10.75% senior subordinated notes due 2015 (the “Senior Sub Notes,” and, together with the Senior Notes, the “Notes”).
     The Notes are being issued and sold to the Initial Purchasers in order to finance a portion of the transactions contemplated under the Agreement and Plan of Merger, dated as of February 8, 2007 (the “Merger Agreement”), by and among GNC Acquisition Holdings Inc., a Delaware corporation, GNC Acquisition Inc., a Delaware corporation (“Merger Sub”), and GNC Parent Corporation (“Parent”), pursuant to which Merger Sub will be merged with and into Parent, with Parent being the surviving corporation (the “Merger”). As part of the Merger financing, the Company also anticipates entering into a new senior credit facility (the “Senior Credit Facility”), pursuant to which it expects to borrow approximately $675.0 million under the term loan facility thereof and approximately $8.9 million under the revolving facility thereof (the issuance and sale of the Notes and the entry into the Senior Credit Facility, together, the “Debt Financing Transactions”).
     The Purchase Agreement includes customary representations and warranties and covenants by the Company, including indemnification and contribution covenants. The issuance of the Notes pursuant to the Purchase Agreement is expressly conditioned on the simultaneous consummation of the Merger and the Company’s and the Guarantors’ execution and delivery of documents with respect to the Senior Credit Facility.
     The descriptions of the Purchase Agreement, Merger Agreement, and Senior Credit Facility contained herein do not purport to be complete.
Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.
     On March 7, 2007, GNC Corporation, a Delaware corporation and the sole stockholder of the Company (the “Stockholder”), acting through a written consent pursuant to Delaware law, removed the following directors of the Company effective as of March 7, 2007: Robert J. DiNicola; Laurence M. Berg; Michael S. Cohen; Peter P. Copses; George G. Golleher; Joseph W. Harch; Andrew S. Jhawar; Edgardo A. Mercadante; and John R. Ranelli (collectively, the “Removed Directors”). The removal of the Removed Directors left Joseph Fortunato as the sole remaining director of the Company. In addition, the Stockholder decreased the size of the board of directors of the Company (the “Board”) from ten directors to two directors. In order to fill the vacancy on the Board, the Stockholder appointed Curtis J. Larrimer as a director of the Company effective March 7, 2007. Mr. Larrimer currently serves as Executive Vice President and Chief Financial Officer of Parent and each of the direct and indirect subsidiaries of Parent, including the Stockholder and the Company.
     The above actions taken by the Stockholder were designed to facilitate the negotiation and authorization of the Debt Financing Transactions, as described in Item 1.01 and incorporated herein by reference, by streamlining the composition of the Board to be consistent with the other indirect subsidiaries of Parent and the Stockholder. Each of the Removed Directors remains a director of Parent and the Stockholder.
Item 8.01 Other Events.
     On March 7, 2007, the Company issued a press release announcing the pricing of the Notes. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference. The description of the press release contained herein does not purport to be complete and is qualified in its entirety by reference to the press release.

     Item 9.01 Financial Statements and Exhibits.
     (d) Exhibits.
          99.1 Press Release of General Nutrition Centers, Inc., dated March 7, 2007.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Dated: March 12, 2007

GENERAL NUTRITION CENTERS, INC. (Registrant)

By:	/s/ Mark L. Weintrub

Mark L. Weintrub Senior Vice President and Chief Legal Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release of General Nutrition Centers, Inc., dated March 7, 2007.